APPOINTMENT OF AN EXECUTIVE


                 VETERAN SALES EXECUTIVE JOINS LITFUNDING CORP.

Las Vegas--LITFUNDING Corp. (OTCBB: LFDG), today announced that Lloyd Schiller has joined its management team as Vice President of Sales.

Lloyd Schiller B.S., J.D., brings more than 25 years experience in sales and marketing, general management, business development legal work with firms including TEC, INC., Boschert, Inc., PDS Technologies Inc. Prior to joining LitFunding, Schiller served most recently from 1998 until May 2005 as General Manager of QVS, computer cables and accessories manufacturer where he sold and grew large Key Accounts such as Fry's and J&R Music. Mr. Schiller also served as in house counsel for the company. His management responsibilities included oversight of sales, marketing and training. Mr. Schiller in the past conducted seminars at various National Trade Shows covering areas such as "How to set up Independent Representatives and Distributor Networks Worldwide", and "Understanding Purchase and Sales Contracts for the Small or Start-Up Company".

The newly created position of Vice President of Sales will be focused on leading LitFunding's marketing portfolio, including strategy and product planning, channel and brand marketing, and partnership and alliances.

Morton Reed, President, commented, "The appointment of executive Lloyd Schiller greatly augments our corporate leadership. Mr. Schiller brings a history of success. I am excited to add such a qualified and energetic leader to our management team." Mr. Schiller commented, " I look forward to working with LitFunding Corp. and its management team, and believe I can contribute expertise based on industry knowledge and established relationships which will prove beneficial to the organization, its employees, and its shareholders."

About LitFunding Corporation

LFC, through its wholly owned subsidiary LitFunding USA (the company), remains one of the nation's largest public companies specializing in the funding of litigation primarily through plaintiffs' attorneys. The company is in the litigation funding business making advances to plaintiffs' attorneys primarily in the areas of personal injury. A fee is earned when the lawsuits so funded are settled or otherwise concluded by a court ruling. At that time, both the funds advanced and the fee contractually agreed to are repaid to the company.
This press release does not constitute an offer of any securities for sale. Except for the historical information presented herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, or by the Securities and Exchange Commission in its rules, regulations and releases. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of LFC to reach definitive agreements with respect to and close the proposed financing discussed in this release as well as activities, events or developments that the company expects, believes or anticipates will or may occur in the future. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. In addition, other risks are detailed in the company's periodic reports. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking statements.


Contact
LitFunding Corp., Las Vegas
Azra Bailey, 702-317-1610